UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 Amendment No. 2

                                       To

                                    FORM U-1

               ---------------------------------------------------
                                   APPLICATION
                                      UNDER
                 THE PUBLIC UTILITY HOLDING COMPANY ACT OF 1935
               ---------------------------------------------------

                                 Stora Enso Oyj
                           Kanavaranta 1, P.O. Box 309
                                   FIN- 00101
                                Helsinki, Finland

               (Name of company filing this statement and address
                         of principal executive offices)
               ---------------------------------------------------

                                      None
                     (Name of top registered holding company
                     parent of each applicant or declarant)

               ---------------------------------------------------
                                 Jyrki Kurkinen
                                 Stora Enso Oyj
                      Senior Vice President, Legal Affairs
                           Kanavaranta 1, P.O. Box 309
                                   FIN- 00101
                                Helsinki, Finland

                     (Name and address of agent for service)

               ---------------------------------------------------
                 The Commission is also requested to send copies
                  of any communications in connection with this
                                   matter to:

          Sara D. Schotland                           William A. Groll
 Cleary, Gottlieb, Steen & Hamilton          Cleary, Gottlieb, Steen & Hamilton
   2000 Pennsylvania Avenue, N.W.                    One Liberty Plaza
    Washin7gton, D.C. 20006-1801                 New York, N.Y. 10006-1470

         This Amendment No. 2 to the Form U-1 of Stora Enso Oyj is being filed to amend Item 6 by adding the exhibits listed below.


ITEM 6:  EXHIBITS AND FINANCIAL STATEMENTS

            A.  Exhibits

A-1         Articles of Association of Stora Enso (as amended)(filed herewith)

E-1         Stora Enso organization chart (filed herewith)

E-2         Consolidated Papers organization chart (filed herewith)

E-3 Combined company organization chart after the consummation of the Merger (filed herewith)

G-1 Stora Enso's Annual Report to the Finnish National Board of Patents and Registration for the fiscal year ended December 31, 1999 (filed herewith) G-2 Consolidated Papers' Annual Report on Form 10-K for the fiscal year ended December 31, 1999 (File No. 001-11359, filed on March 24, 2000 and incorporated herein by reference)

G-3 Stora Enso's Annual Report to the Finnish National Board of Patents and Registration for the fiscal year ended December 31, 1998 (filed herewith)

K-1         Stora Enso's Subsidiaries (filed herewith)

K-4 Stora Enso press release of April 17, 2000 announcing the signing of a definitive agreement to sell Stora Enso's off-mill site energy assets to Fortum Corporation (filed herewith)



                                    SIGNATURE

                  Pursuant to the requirements of the Public Utility Holding Company Act of 1935, the undersigned company has duly caused this Amendment No. 2 to be signed on its behalf by the undersigned thereunto duly authorized.

                                           STORA ENSO OYJ

                                           By:  /s/ Johan Feldreich
                                                -------------------------------
                                                Name:  Johan Feldreich
                                                Title: Deputy General Counsel


                                           By:  /s/ Erkki Autio
                                                -------------------------------
                                                Name:  Erkki Autio
                                                Title: Legal Counsel



Date:  May 9, 2000